Exhibit 99.1

LODGENET ENTERTAINMENT CORPORATION
LODGENET 2003 STOCK OPTION AND INCENTIVE PLAN

Section 1. Purpose.

     The purpose of the LodgeNet Entertainment Corporation (“LodgeNet”) 2003 Stock Option and Incentive Plan (the “Plan”) is to benefit LodgeNet by recognizing the contributions made to LodgeNet by officers and other employees (“Employees”) (including Directors of LodgeNet who are also Employees) of LodgeNet and its subsidiaries, to provide such persons with additional incentive to devote themselves to the future success of LodgeNet, and to improve the ability of LodgeNet to attract, retain and motivate individuals, by providing such persons with a favorable opportunity to acquire or increase their proprietary interest in LodgeNet over a period of years through receipt of options and other awards relating to the common stock of LodgeNet. In addition, the Plan is intended as an additional incentive to members of the Board of Directors of LodgeNet (“Board”) who are not Employees of LodgeNet (“Non-Employee Directors”) to serve on the Board and to devote themselves to the future success of LodgeNet by providing them with a favorable opportunity to acquire or increase their proprietary interest in LodgeNet through receipt of options to acquire common stock of LodgeNet.

     LodgeNet may grant stock options that constitute “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and any Regulations issued thereunder (the “Code”), stock options that do not constitute ISOs (“NSOs”) (ISOs and NSOs being hereinafter collectively referred to as “Options”), Restricted Stock Awards, and Stock Appreciation Rights (“SARs”) (Options and other types of specified grants being hereinafter collectively referred to as “Awards”). Subsequent amendments to the Code shall be automatically incorporated into the Plan. Except as otherwise provided in the Plan, the terms and conditions of Awards need not be identical with respect to each Participant, each Award, or both.

Section 2. Eligibility.

     Non-Employee Directors shall participate in the Plan only in accordance with the provisions of Sections 5 and 10 of the Plan. The Plan Administrator (as defined in Section 3) shall initially, and from time to time thereafter, select those Employees to participate in the Plan on the basis of the special importance of their services in the management, development and operations of LodgeNet (each such Non-Employee Director and Employee receiving Awards granted under the Plan is referred to herein as a “Participant”).

Section 3. Administration.

     3.1 The Committee. The Plan shall be administered by the Board or a committee authorized by the Board (the “Plan Administrator”). If the Board does not delegate administration to a committee, the Board shall function as the Plan Administrator, subject to other requirements of this Section 3.1. All grants to LodgeNet’s covered employees, as that term is defined in Treasury Regulation 1.162-27(c)(2), of qualified performance-based compensation, as described in Treasury Regulation 1. 162-27(e)(2), and the performance goals for such covered employees, shall be established, if the Board so determines, by a committee comprised of at least two “outside directors” within the meaning of Section 162(m) of the Code. If required by the rules of NASDAQ (or any other stock market or exchange on which LodgeNet’s securities are traded), the members of the Plan Administrator shall, in addition, for all applicable grants, satisfy such rules. Grants to LodgeNet’s officers and Directors who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), shall be administered by a committee authorized by the Board that satisfies the “non-employee directors” requirements of Rule 16b-3, promulgated under the Exchange Act.

     3.2 Authority of the Plan Administrator. No person, other than the Plan Administrator, shall have any authority concerning decisions regarding the Plan. Subject to the express provisions of the Plan, including but not limited to Sections 5 and 10, the Plan Administrator shall have sole discretion concerning all matters relating to the Plan and Awards granted hereunder. The Plan Administrator in its sole discretion shall determine the Non-Employee Directors and Employees of LodgeNet to whom, and the time or times at which, Awards will be granted, the type of Award to be granted, the number of shares to be subject to each Award, the expiration date of each Award, the time or times within which the Award may be exercised, the cancellation of the Award (with the consent of the holder thereof), and the other terms and conditions of the grant of the Award, including whether, when and how to reprice existing Options under the Plan. Without limiting the generality of the foregoing, the Plan Administrator may grant Options which have exercise prices which increase over time.

     The Plan Administrator may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific terms and conditions of the Awards granted hereunder by the Plan Administrator shall be final and conclusive for all purposes and upon all persons including, but without limitation, LodgeNet, the Board, officers and the affected Participants and their respective successors in interest.

     No individual serving as a member of the Plan Administrator shall, in the absence of bad faith, be liable for any act or omission with respect to his or her service. Such service shall constitute service as a Director of LodgeNet so that he or she shall be entitled to indemnification pursuant to LodgeNet’s Certificate of Incorporation and By-Laws.

Section 4. Shares of Common Stock Subject to Plan.

     4.1 The total number of shares of common stock, par value $.01 per share, of LodgeNet (the “Common Stock”), that may be issued under the Plan initially shall be 900,000. Any shares of Common Stock subject to issuance upon exercise of Awards but which are not issued because of a surrender (other than pursuant to Sections 8.2 or 17 of the Plan), forfeiture, expiration, termination or cancellation of any such Award, shall once again be available for issuance pursuant to subsequent Awards. If either the purchase price of the shares of Common Stock upon exercise of any Award or the tax withholding requirement is satisfied by tendering or withholding of shares of Common Stock or by tendering exercisable Awards, only the number of shares of Common Stock issued net of the shares of Common Stock tendered or withheld shall be deemed delivered for purposes of determining the number of shares of Common Stock available for Awards under the Plan.

     4.2 The number of shares of Common Stock subject to the Plan and to Awards granted under the Plan, the exercise price with respect to Options and Tandem SARs (as defined below) and the base price with respect to Nontandem SARs and Non-Option Stock Appreciation Rights (each as defined below) shall be adjusted as follows: (a) in the event that the number of outstanding shares of Common Stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to the Plan and to Awards previously granted thereunder shall be proportionately adjusted; (b) in the event of any merger, consolidation or reorganization of LodgeNet with any other corporation or corporations, there shall be substituted on an equitable basis as determined by the Board, in its sole discretion, for each share of Common Stock then subject to the Plan and for each share of Common Stock then subject to an

Award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which the holders of Common Stock of LodgeNet are entitled pursuant to the transaction; and (c) in the event of any other change in the capitalization of LodgeNet, the Committee, in its sole discretion, shall provide for an equitable adjustment in the number of shares of Common Stock then subject to the Plan and to each share of Common Stock then subject to an Award granted under the Plan. In the event of any such adjustment, the exercise price per share shall be proportionately adjusted. Adjustments to this Section 4.2 shall be made by the Plan Administrator whose decision as to the amount and timing of any such adjustment shall be conclusive and binding on all persons.

Section 5. Grant of Options to Non-Employee Directors.

     5.1 Grants. Each individual who becomes a Non-Employee Director of LodgeNet shall, if the Plan Administrator so determines, be granted a NSO on the date of his or her initial election or appointment to the Board to purchase at least 12,000 shares of Common Stock (or such greater amount as the Plan Administrator shall determine), and shall also receive an automatic grant of a NSO to purchase an additional 12,000 shares of Common Stock on each anniversary of such election or appointment, provided that on such anniversary he or she is still a Non-Employee Director. Non-Employee Directors shall also be eligible to receive discretionary grants of NSOs as determined by the Plan Administrator from time to time.

     5.2 Exercise Price and Period. The per share exercise price of each NSO granted to a Non-Employee Director shall be the Fair Market Value (as defined below), on the date on which the NSO is granted, of the Common Stock subject to the NSO.

     In addition to the terms and conditions set forth in this Section 5, NSOs also shall be subject to such terms and conditions applicable to Options according to Sections 6.2, 6.3, 6.4, 6.5 and 8, provided, however, such additional terms and conditions are not inconsistent with the terms and conditions set forth in this Section 5.

     5.3 Payment of Non-Employee Directors’ Fees in Common Stock.

     A Non-Employee Director shall receive fifty percent (50%) of his or her annual retainer payments from LodgeNet in the form of shares of Common Stock. The grants described in Section 5.1 of the Plan shall not be counted towards the fifty percent (50%) in this Section 5.3.

Section 6. Grants of Options to Employees.

     6.1 Grant. Subject to the terms of the Plan, the Plan Administrator may from time to time grant Options, which may be ISOs or NSOs, to Employees of LodgeNet. Unless otherwise expressly provided at the time of the grant, Options granted under the Plan to Employees will be ISOs.

     6.2 Option Agreement. Each Option shall be evidenced by a written Option Agreement specifying the type of Option granted, the exercise price, the terms for payment of the exercise price, the expiration date of the Option, the number of shares of Common Stock to be subject to each Option, the time frame in which an Option shall become vested and exercisable, the circumstances under which an Option which has not become vested and exercisable can be forfeited, the circumstances under which an Option which has not become vested and exercisable can become immediately vested and exercisable, the effect on any outstanding Options of an Employee’s termination of employment with LodgeNet, and such other terms and conditions established by the Committee, in its sole discretion, not inconsistent with the Plan.

     6.3 Expiration. Except to the extent otherwise provided in an Option Agreement, each Option shall expire, and all rights to purchase shares of Common Stock shall expire, on the tenth anniversary of the date on which the Option was granted.

     6.4 Required Terms and Conditions of ISOs. Each ISO granted to an Employee shall be in such form and subject to such restrictions and other terms and conditions as the Plan Administrator may determine, in its sole discretion, at the time of grant, subject to the general provisions of the Plan, the applicable Option Agreement, and the following specific rules:

(a) Except as provided in Section 6.4(c), the per share exercise price of each ISO shall be the Fair Market Value of the shares of Common Stock on the date such ISO is granted.

(b) The aggregate Fair Market Value (determined with respect to each ISO at the time such Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by an individual during any calendar year (under all incentive stock option plans of LodgeNet) shall not exceed $100,000. If the aggregate Fair Market Value (determined at the time of grant) of the Common Stock subject to an Option, which first becomes exercisable in any calendar year exceeds the limitation of this Section 6.4(b), so much of the Option that does not exceed the applicable dollar limit shall be an ISO and the remainder shall be a NSO; but in all other respects, the original Option Agreement shall remain in full force and effect.

(c) Notwithstanding anything herein to the contrary, if an ISO is granted to an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of LodgeNet, within the meaning of Section 422(b)(6) of the Code, (i) the exercise price of each share of Common Stock subject to the ISO shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date the ISO is granted, and (ii) the ISO shall expire and all rights to purchase shares thereunder shall cease no later than the fifth anniversary of the date the ISO was granted.

(d) No ISOs may be granted under the Plan after May 13, 2013.

     6.5 Required Terms and Conditions of NSOs. Each NSO granted to an Employee shall be in such form and subject to such restrictions and other terms and conditions as the Plan Administrator may determine, in its sole discretion, at the time of grant, subject to the general provisions of the Plan and the applicable Option Agreement; provided, however, that the per share exercise price of each NSO shall not be less than the Fair Market Value of the shares of Common Stock on the date such NSO is granted.

     6.6 “Fair Market Value.” Unless modified by the Plan Administrator, for purposes of the Plan, including but not limited to the grant of Non-Option Stock Appreciation Rights and Option Appreciation Rights, and any Option Agreement, “Fair Market Value” shall mean the higher of the average of the closing price for the Common Stock at the close of trading as reported by the NASDAQ stock market (or such other stock market or exchange on which LodgeNet’s securities may be traded) for the ten consecutive trading days immediately preceding such given date or the closing price for the Common Stock as so reported for the day on which a grant is made. If no trades occur on such given date, the closing price for the last preceding day on which trading occurred will be used as the closing price for that date. Notwithstanding any provision of the Plan to the contrary, no determination made with respect to the Fair Market Value of Common Stock subject to an ISO shall be inconsistent with Section 422 of the Code.

Section 7. Expiration of Options Granted to Employees; Termination of Employment, Disability, Death, Retirement, or Occurrence of Specified Events.

(a) General Rule. Except with respect to Options expiring pursuant to subsection 7(b), (c) or (d) below, each Option granted to an Employee shall expire on the expiration date or dates set forth in the applicable Option Agreement. Each Option expiring pursuant to subsection 7(b), (c) or (d) below shall expire on the date set forth in subsection 7(b), (c) or (d) notwithstanding any restrictions and conditions that may be contained in an Employee’s Option Agreement.

(b) Expiration Upon Termination of Employment. An Option granted to an Employee shall expire on the first to occur of (i) the applicable date or dates determined pursuant to subsection 7(a) or (ii) the date that the employment of the Employee with LodgeNet terminates for any reason other than death or disability pursuant to subsection 7(c) or retirement pursuant to subsection 7(d). Notwithstanding the preceding provisions of this subsection 7(b), the Plan Administrator, in its sole discretion, may permit an Employee (i) to exercise an Option that is exercisable immediately prior to the termination of employment, notwithstanding any restrictions and conditions that may be contained in his or her Option Agreement, during a period not to exceed ninety days following his or her termination of employment, and/or (ii) to exercise an Option that becomes exercisable after termination of employment and prior to the termination of such ninety-day period, during such period. In no event, however, may the Plan Administrator permit such Employee to exercise an Option under this subsection 7(b) after the expiration date or dates set forth in the applicable Option Agreement and in no event may the unvested portion of an Option be exercised during such period.

(c) Expiration Upon Disability or Death. If the employment of an Employee with LodgeNet terminates by reason of disability (as determined by the Plan Administrator) or death, his or her unexpired Options or portions thereof, if any, held on the date of disability or death that would expire pursuant to the terms of his or her Option Agreement during the twelve month period commencing on the date of disability or death, shall expire on the last day of such twelve-month period. During such twelve-month period, any such Option or portion thereof referred to in the preceding sentence may be exercised by such Employee, or pursuant to Section 12.1, with respect to the same number of shares and in the same manner and to the same extent as if the Employee had continued as a full-time employee of LodgeNet during such twelve-month period; provided, that the Employee may not exercise any Option or portion thereof which has not vested prior to or during such twelve-month period. Any unexpired Option or portion thereof held by the Employee on the date of disability or death, that would expire pursuant to the terms of his or her Option Agreement on a date more than twelve months after the date of disability or death, shall expire unexercised on the date of disability or death.

(d) Expiration Upon Retirement. If the employment of an Employee with LodgeNet terminates due to retirement under any qualified retirement plan maintained by LodgeNet, his or her Option shall expire on the earlier to occur of (i) the applicable expiration date or dates set forth in the applicable Option Agreement(s) or (ii) the third anniversary of the date of such termination of employment. If an Employee who has so retired dies prior to exercising in full an Option that has not expired pursuant to the preceding sentence, then notwithstanding the preceding sentence, such Option shall expire on the first anniversary of the date of the Employee’s death. During the period commencing on the date of retirement or death, as the case may be, and ending on the applicable later expiration date, the Options may be exercised by such Employee, or pursuant to Section 12.1, with respect to the same number of shares and in the same manner and to the same extent as if the Employee had continued as a full-time employee of LodgeNet during such period; provided, that no Option or portion thereof which has not vested prior to or during such period may be exercised.

Section 8. Exercise of Options.

     8.1 Notice. A person entitled to exercise an Option may do so by delivery of a written notice to that effect specifying the number of shares of Common Stock with respect to which the Option is being exercised and any other information the Plan Administrator may prescribe. The notice shall be accompanied by payment as described in Section 8.2. The notice of exercise shall be accompanied by the Optionee’s copy of the writing or writings evidencing the grant of the Option. All notices or requests provided for herein shall be delivered to the Corporate Secretary of LodgeNet.

     8.2 Exercise Price. Except as otherwise provided in the Plan or in any Option Agreement, the Participant shall pay the exercise price of the shares of Common Stock upon exercise of any Option: (a) in cash; (b) in cash received from a broker-dealer to whom the Participant has submitted an exercise notice consisting of a fully endorsed Option (however, in the case of an Participant subject to Section 16 of the Exchange Act, this payment option shall only be available to the extent such person complies with Regulation T issued by the Federal Reserve Board); (c) by delivering (either actual delivery or by attestation procedures established by LodgeNet) previously owned shares of Common Stock (which the Participant has held for at least six months prior to the delivery of such shares or which the Participant purchased on the open market and in each case for which the Participant has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value on the date of exercise equal to the exercise price; (d) by directing LodgeNet to withhold such number of shares of Common Stock otherwise issuable upon exercise of such Option having an aggregate Fair Market Value on the date of exercise equal to the exercise price; (e) by agreeing to surrender Options then exercisable valued at the excess of the aggregate Fair Market Value of the shares of Common Stock subject to such Options on the date of exercise over the aggregate exercise price of such shares; (f) by such other medium of payment as the Committee, in its discretion, shall authorize at the time of grant; or (g) by any combination of (a), (b), (c), (d) (e) and (f). In the case of an election pursuant to (a) or (b) above, cash shall mean cash or a check issued by a federally insured bank or savings and loan, and made payable to LodgeNet. LodgeNet shall issue, in the name of the Participant, stock certificates representing the total number of shares of Common Stock issuable pursuant to the exercise of any Option as soon as reasonably practicable after such exercise, provided that any shares of Common Stock purchased by an Participant through a broker-dealer pursuant to clause (b) above shall be delivered to such broker-dealer in accordance with 12 C.F.R. § 220.3(e)(4) or other applicable provision of law.

Section 9. Stock Appreciation Rights.

     The Plan Administrator may grant either Non-Option Stock Appreciation Rights or Option Stock Appreciation Rights as outlined below.

     9.1 Grant of Non-Option Stock Appreciation Rights. If an Award is designated by the Plan Administrator as a Non-Option Stock Appreciation Right, the value of such Non-Option Stock Appreciation Right shall be related to the appreciation in the value of the Common Stock. If any Non-Option Stock Appreciation Rights awarded under the Plan shall be forfeited or canceled, such Non-Option Stock Appreciation Rights may again be awarded under the Plan. Non-Option Stock Appreciation

Rights shall be granted at such time or times and shall be subject to such terms and conditions, in addition to the terms and conditions set forth in the Plan, as the Plan Administrator shall determine.

     The receipt of the value of Non-Option Stock Appreciation Rights may be contingent upon either performance or employment standards as determined by the Committee.

     9.2 Non-Option Stock Appreciation Rights Agreements. Non-Option Stock Appreciation Rights issued to an Employee under the Plan shall be governed by a Non-Option Stock Appreciation Rights Agreement that shall set forth the performance or employment standards applicable to the award of Non-Option Stock Appreciation Rights and such other provisions as the Plan Administrator shall determine.

     9.3 Payment for Non-Option Stock Appreciation Rights. Except as otherwise set forth in a Non-Option Stock Appreciation Rights Agreement, upon termination of employment of an Employee with LodgeNet for any reason, the Employee shall be entitled to receive an amount in a lump sum cash payment equal to the number of Non-Option Stock Appreciation Rights Units granted to him with respect to which the applicable employment and/or performance standards have been satisfied, multiplied by the Fair Market Value of a share of Common Stock of LodgeNet determined pursuant to the provisions of Section 6.6.

     9.4 Grant of Option Stock Appreciation Rights. Option Stock Appreciation Rights (“SARs”) will be granted, if at all, at the time of granting of an Option and may be granted either in addition to the related Option (“Nontandem SAR”) or in tandem with the related Option (“Tandem SAR”). At the time of grant of a Nontandem SAR, the Plan Administrator shall specify the base price of Common Stock to be used in connection with the calculation described in Section 9.5 below. The base price of a Nontandem SAR shall be 100% of the Fair Market Value of a share of Common Stock on the date of grant. The number of shares of Common Stock subject to a Tandem SAR shall be one for each share of Common Stock subject to the Option. The number of shares of Common Stock subject to a Nontandem SAR shall be one for each share of Common Stock subject to the Option. No Tandem SAR may be granted to an Employee in connection with an ISO in a manner that will disqualify the ISO under Section 422 of the Code unless the Employee consents thereto.

     9.5 Value of SARs. Upon exercise, a SAR shall entitle the Employee to receive from LodgeNet the number of shares of Common Stock having an aggregate Fair Market Value equal to the following:

(a) in the case of a Nontandem SAR, the excess of the Fair Market Value of one share of Common Stock as of the date on which the SAR is exercised over the base price specified in such SAR, multiplied by the number of shares of Common Stock then subject to the SAR, or the portion thereof being exercised.

(b) in the case of a Tandem SAR, the excess of the Fair Market Value of one share of Common Stock as of the date on which the SAR is exercised over the exercise price per share specified in such Option, multiplied by the number of shares then subject to the Option, or the portion thereof as to which the SAR is being exercised.

     Cash shall be delivered in lieu of any fractional shares. The Committee, in its discretion, shall be entitled to cause LodgeNet to elect to settle any part or all of its obligation arising out of the exercise of an SAR by the payment of cash in lieu of all or part of the shares of Common Stock it would otherwise be obligated to deliver in an amount equal to the Fair Market Value of such shares on the date of exercise.

     9.6 Exercise of Tandem SARs. A Tandem SAR shall be exercisable during such time, and be subject to such restrictions and conditions and other terms, as the Plan Administrator shall specify in the applicable Option Agreement at the time such Tandem SAR is granted. Notwithstanding the preceding sentence, the Tandem SAR shall be exercisable only at such time as the Option to which it relates is exercisable and shall be subject to the restrictions and conditions and other terms applicable to such Option. Upon the exercise of a Tandem SAR, the unexercised Option, or the portion thereof to which the exercised portion of the Tandem SAR is related, shall expire. The exercise of any Option shall cause the expiration of the Tandem SAR related to such Option, or portion thereof, that is exercised.

     9.7 Exercise of Nontandem SARs.

(a) A Nontandem SAR granted under the Plan shall be exercisable during such time, and be subject to such restrictions and conditions and other terms, as the Plan Administrator shall specify in the Option Agreement at the time the Nontandem SAR is granted, which restrictions and conditions and other terms need not be the same for all Employees. Without limiting the generality of the foregoing, the Plan Administrator may specify a minimum number of full shares with respect to which any exercise of a Nontandem SAR must be made.

(b) A Nontandem SAR granted under the Plan shall expire on the date specified by the Plan Administrator in the Option Agreement, provided that such date shall not be more than ten years after the date of grant. The Plan Administrator shall specify in the Option Agreement at the time each Nontandem SAR is granted, the time during which the Nontandem SAR may be exercised prior to its expiration and other provisions relevant to the SAR. The Committee, in its discretion, shall have the power to accelerate the dates for exercise of any or all Nontandem SARs or any part thereof, granted under the Plan.

     9.8 Parties Entitled to Exercise SARs. A SAR may be exercised only by the Employee (or by a legatee or legatees of such SAR under his last will, by his executors, personal representatives or distributees, or by an assignee or assignees pursuant to Section 12 below).

     9.9 Settlement of SARs. As soon as is reasonably practicable after the exercise of a SAR, LodgeNet shall (i) issue, in the name of the Employee, stock certificates representing the total number of full shares of Common Stock to which the Employee is entitled pursuant to Section 9.5 hereof and cash in an amount equal to the Fair Market Value, as of the date of exercise, of any resulting fractional shares, and (ii) if the Plan Administrator causes LodgeNet to elect to settle all or part of its obligations arising out of the exercise of the SAR in cash, deliver to the Employee an amount in cash equal to the Fair Market Value, as of the date of exercise, of the shares of Common Stock it would otherwise be obligated to deliver.

Section 10. Restricted Stock Awards To Employees and Non-Employee Directors.

     The Plan Administrator may from time to time cause LodgeNet to grant shares of Restricted Stock under the Plan to such Employees and Non-Employee Directors, and subject to such restrictions and conditions and other terms, as the Plan Administrator may determine at the time of grant, subject to the general provisions of the Plan, the applicable Restricted Stock Agreement, and the following specific rules:

     10.1 Performance or Employment Standards. The restrictions applicable to Restricted Stock may be based either on performance or employment or Board service standards. If the restrictions are based upon the performance of LodgeNet, the performance standards shall relate to corporate or business segment performance and may be established in terms including but not limited to growth of gross revenue, cash flow, earnings per share, return on assets, increase in the market price of LodgeNet’s common stock, or return on investment or utilization of assets. Multiple standards may be used and may have the same or different weighting and may relate to absolute performance or relative performance as measured against comparable companies.

     10.2 Restricted Stock Agreements. Shares of Restricted Stock issued to an Employee or Non-Employee Director under the Plan shall be governed by a Restricted Stock Agreement which shall set forth the restrictions applicable to the Award of Restricted Stock and such other provisions as the Plan Administrator shall determine.

     10.3 Issuance of Restricted Stock. LodgeNet shall issue, in the name of the Employee or Non-Employee Director, stock certificates representing the total number of shares of Restricted Stock granted to the Employee or Non-Employee Director, as soon as may be reasonably practicable after such grant, which shall be held by the Corporate Secretary of LodgeNet as provided in Section 10.7 hereof.

     10.4 Rights of Stockholders. Subject to the provisions of Sections 10.3 and 10.5 hereof and Section 11.2, and the restrictions set forth in the related Restricted Stock Agreement, the Employee or Non-Employee Director receiving a grant shall thereupon be a stockholder with respect to all of the shares represented by such certificate or certificates and shall have the rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends and other distributions paid with respect to such shares.

     10.5 Restrictions; Forfeiture. Any share of Restricted Stock granted to an Employee or Non-Employee Director pursuant to the Plan shall be forfeited, and such shares shall revert to LodgeNet, if (i) the Employee or Non-Employee Director violates a non-competition or confidentiality agreement or other condition set forth in the Restricted Stock Agreement, (ii) the Employee’s employment with LodgeNet, or the service of the Non-Employee Director on the Board, terminates prior to a date or dates for expiration of the forfeiture, (iii) the date on which performance standards set forth in the Restricted Stock Agreement fail to be satisfied, or (iv) the date there occurs a violation of any provision of the Restricted Stock Agreement. LodgeNet shall require a forfeiture of Restricted Stock pursuant to this Section 10.5, by giving notice to the Employee or Non-Employee Director at any time within the 30-day period following the applicable date of forfeiture. Upon receipt of such notice, the Corporate Secretary of LodgeNet shall promptly cancel shares of Restricted Stock that are forfeited to LodgeNet.

     10.6 Acceleration. The Committee, in its discretion, shall have the power to accelerate the date on which the restrictions of this Section 10 or contained in any Restricted Stock Agreements shall lapse with respect to any or all shares of Restricted Stock granted under the Plan.

     10.7 Restricted Stock Certificates. The Corporate Secretary of LodgeNet shall hold the certificate or certificates representing shares of Restricted Stock issued under the Plan on behalf of each Participant who holds such shares until such time as the Restricted Stock is forfeited or the restrictions lapse.

     10.8 Terms and Conditions. The Plan Administrator may prescribe such other restrictions and conditions and other terms applicable to the shares of Restricted Stock issued to an Employee or Non-Employee Director under the Plan that are neither inconsistent with nor prohibited by the Plan or any Restricted Stock Agreement, including, without limitation, terms providing for a lapse of the restrictions of this Section 10 or in any Restricted Stock Agreement, in installments.

Section 11. Terms and Conditions of Awards.

     11.1 Each Participant shall agree to such restrictions and conditions and other terms in connection with the grant and exercise of an Award, including restrictions and conditions on the disposition of the Common Stock acquired upon the exercise, grant or sale thereof, as the Plan Administrator may deem appropriate and as is set forth in the applicable Award Agreement. The certificates delivered to a Participant or to the Corporate Secretary of LodgeNet evidencing the shares of Common Stock acquired upon exercise of an Award may, and upon the grant of Restricted Stock to an Employee or Non-Employee Director shall, bear a legend referring to the restrictions and conditions and other terms contained in the respective Award Agreement and the Plan, and LodgeNet may place a stop transfer order with its transfer agent against the transfer of such shares. If requested to do so by the Plan Administrator at the time of exercise of an Option or sale of Restricted Stock, each Participant shall execute a written instrument stating that he is purchasing the Common Stock for investment and not with any present intention to sell the same.

     11.2 The obligation of LodgeNet to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1933, as amended (the “Act”), if deemed necessary or appropriate by the Committee, of the Common Stock, Options, SARs, Restricted Stock, and other securities reserved for issuance or that may be offered under the Plan.

Section 12. Nontransferability.

     12.1 Except in connection with unrestricted Common Stock issued pursuant to an Award, Awards granted under the Plan and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution and shall not be subject to execution, attachment or similar process. The granting of an Award shall impose no obligation upon the applicable Participant to exercise such Award.

Section 13. Rights as Shareholder.

     A Participant or an assignee of a Participant pursuant to Section 12 shall have no rights as a shareholder with respect to any Common Stock covered by an Award or receivable upon the exercise of an Award until the Participant or transferee shall have become the holder of record of such Common Stock, and no adjustments shall be made for dividends in cash or other property or other distributions or rights in respect to such Common Stock for which the record date is prior to the date on which the Participant shall have in fact become the holder of record of the shares of Common Stock acquired pursuant to the Award.

Section 14. Postponement of Exercise.

     The Plan Administrator may postpone any exercise of an Award for such time as the Plan Administrator in its sole discretion may deem necessary in order to permit LodgeNet (a) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable upon the exercise of an Award under the Act, or the securities laws of any applicable jurisdiction, (b) to permit any action to be taken in order to (i) list such shares of Common Stock on a stock exchange if shares of Common Stock are then listed on such exchange or (ii) comply with restrictions or regulations incident to the maintenance of a public market for shares of Common Stock, including any rules or regulations of any stock exchange on which the shares of Common Stock are listed, or (c) to determine that such shares of Common Stock and the Plan are exempt from such registration or that no action of the kind referred to in

(b)(ii) above needs to be taken; and LodgeNet shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to recognize the exercise of an Award or to sell or issue shares of Common Stock in violation of the Act or the law of any government having jurisdiction thereof. Any such postponement shall not extend the term of an Award and neither LodgeNet nor its directors or officers shall have any obligation or liability to an Participant, to the Participant’s successor or assignee, or any other person, with respect to any shares of Common Stock as to which the Award shall lapse because of such postponement.

Section 15. Withholding Taxes.

     Whenever LodgeNet proposes or is required to issue or transfer shares of Common Stock to a Participant under the Plan, LodgeNet shall have the right to require the Participant to remit to LodgeNet an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. If such certificates have been delivered prior to the time a withholding obligation arises, LodgeNet shall have the right to require the Participant to remit to LodgeNet an amount sufficient to satisfy all federal, state or local withholding tax requirements at the time such obligation arises and to withhold from other amounts payable to the Participant, as compensation or otherwise, as necessary. Whenever payments under the Plan are to be made to a Participant in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state and local withholding tax requirements. In connection with an Award in the form of shares of Common Stock, a Participant may elect to satisfy his tax withholding obligation incurred with respect to the Taxable Date (as defined below) of the Award by (a) directing LodgeNet to withhold a portion of the shares of Common Stock otherwise distributable to the Participant, or (b) by transferring to LodgeNet a certain number of shares (either subject to a Restricted Stock Award or previously owned), such shares being valued at the Fair Market Value thereof on the Taxable Date. Notwithstanding any provisions of the Plan to the contrary, a Participant’s election pursuant to the preceding sentence (a) must be made on or prior to the Taxable Date with respect to such Award, and (b) must be irrevocable. In lieu of a separate election on each Taxable Date of an Award, a Participant may make a blanket election with the Plan Administrator that shall govern all future Taxable Dates until revoked by the Participant. If the holder of shares of Common Stock purchased in connection with the exercise of an ISO disposes of such shares within two years of the date such an ISO was granted or within one year of such exercise, he shall notify LodgeNet of such disposition and remit an amount necessary to satisfy applicable minimum withholding requirements including those arising under federal income tax laws. If such holder does not remit such amount, LodgeNet may withhold all or a portion of any salary or other amounts then or in the future owed to such holder as necessary to satisfy such minimum requirements. Taxable Date means the date a Participant recognizes income with respect to an Award under the Code or any applicable state or local income tax law.

Section 16. Leave of Absence.

     The Plan Administrator shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by any Participant. Without limiting the generality of the foregoing, the Plan Administrator shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment or service on the Board within the meaning of the Plan, and (ii) the impact, if any, of any such leave of absence on Awards under the Plan theretofore granted to any Participant who takes such leave of absence.

Section 17. Termination or Amendment of Plan.

     The Plan Administrator may correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted hereunder in the manner and to the extent it shall deem desirable, in its sole discretion, to effectuate the Plan. The Plan Administrator may only materially alter or suspend the Plan or any Award granted hereunder or terminate the Plan without further action on the part of the shareholders of LodgeNet to the extent permitted by law, regulation, and stock exchange or interdealer quotation system requirements. With respect to ISOs, the Plan Administrator may not effect a change inconsistent with Section 422 of the Code.

     No amendment or termination of the Plan shall in any manner affect any Award theretofore granted without the consent of the Participant, except that the Plan Administrator may amend the Plan in a manner that does affect Awards theretofore granted upon a finding by the Plan Administrator that such amendment is in the best interest of holders of outstanding Awards affected thereby.

Section 18. Effective Date.

     The Plan shall be effective upon the date of approval of the Plan by an affirmative vote of a majority of the shares of the voting stock of LodgeNet entitled to be voted by the holders of stock represented at a duly held shareholders’ meeting, within 12 months after the date of adoption of the Plan by the Board.

Section 19. Requirements of Law.

     The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges or national securities associations as may be required, including, but not limited to, the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”) relating to the mandatory forfeiture of certain incentive-based and equity-based compensation, which may also be Awards under the Plan, by an issuer’s (as that term is defined in the Sarbanes Act) chief executive officer and chief financial officer.

Section 20. Governing Law.

     The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of South Dakota, to the extent not inconsistent with Section 422 of the Code and regulations thereunder.

Section 21. Notice.

     Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered to LodgeNet (a) on the date it is personally delivered to the Corporate Secretary of LodgeNet at its principal executive offices or (b) three business days after it is sent by registered or certified mail; postage prepaid, addressed to the Corporate Secretary at such offices; and shall be deemed delivered to a Participant or assignee (a) on the date it is personally delivered to him or (b) three business days after it is sent by registered or certified mail, postage prepaid, or (c) one business day after it is sent by a nationally recognized overnight courier service, such as Federal Express, in each of (b) and (c), addressed to him at the last address shown on the records of LodgeNet.

Section 22. Successors.

     In the event of a sale of substantially all of the assets of LodgeNet, or a merger, consolidation or share exchange involving LodgeNet, or a change of control reportable under Item 1 of Form 8-K, the Board may, in its sole discretion, do any of the following or a combination thereof: 1) terminate the Plan and cash out vested Awards; 2) provide for the successor to assume all Awards and credit all service or provide for all vested Awards under this Plan to be exchanged for equivalent Awards under an incentive plan of the successor; or 3) accelerate the vesting of any non-vested Awards at the time of a transaction described in this Section.

Section 23. Indemnification of the Plan Administrator.

     In addition to such other rights of indemnification as they may have as members of the Board, or as individuals serving as members of the Plan Administrator, the members of the Plan Administrator shall be indemnified by LodgeNet against (a) the reasonable expenses (as such expenses are incurred), including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding (or in connection with any appeal therein), to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder; and (b) against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by LodgeNet) or paid by them in satisfaction of a judgment in such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Plan Administrator member is liable for gross negligence or misconduct in the performance of his duties; provided that within 60 days after institution of such action, suit or proceeding a Plan Administrator member shall in writing offer LodgeNet the opportunity, at its own expense, to handle and defend the same.

Section 24. No Contract of Employment or Service on the Board.

     Neither the adoption of the Plan, nor the amendment and the restatement of the Plan, nor the grant of any Award shall be deemed to obligate LodgeNet to continue the employment or service on the Board of any Participant for any particular period, nor shall the granting of an Award constitute a request or consent to postpone the retirement date of any Participant.

Section 25. Gender.

     Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural.

Section 26. Forms.

     The Plan Administrator shall approve the forms, and terms, of all Awards granted under this Plan.